Exhibit 11
Xerox Corporation

		  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					    Three months        Six months
					   ended June 30,     ended June 30,
					    1997     1996      1997     1996

I. Primary Net Income Per Common Share

   Income from continuing operations    $   337 $    293  $    607 $    530
   Accrued dividends on ESOP preferred
    stock, net                              (11)     (10)      (22)     (21)
   Accrued dividends on redeemable
     preferred stock                          -        -         -       (1)
   Adjusted income from
     continuing operations                  326      283       585      508
   Discontinued operations                    -        -         -        -
   Adjusted net income                  $   326 $    283  $    585 $    508

   Average common shares outstanding
     during the period                  324,090  323,795   324,018  323,492
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                  5,775    8,961     5,775    8,961
   Adjusted average shares outstanding
     for the period                     329,865  332,756   329,793  332,453

   Primary earnings per share:
     Continuing operations              $  1.00 $   0.85  $   1.78 $   1.53
     Discontinued operations                  -        -         -        -
   Primary earnings per share           $  1.00 $   0.85  $   1.78 $   1.53

II. Fully Diluted Net Income Per Common Share

   Income from continuing operations    $   337 $    293  $    607 $    530
   Accrued dividends on redeemable
     preferred stock                          -        -         -       (1)
   ESOP expense adjustment, net of tax        1        -         -       (1)
   Interest on convertible debt,
     net of tax                               -        -         1        1
   Adjusted income from
     continuing operations                  338      293       608      529
   Discontinued operations                    -        -         -        -
   Adjusted net income                 $    338 $    293  $    608 $    529

   Average common shares outstanding
     during the period                  324,090  323,795   324,018  323,492
   Stock options, incentive and
     exchangeable shares                  6,597    9,483     6,597    9,483
   Convertible debt                       2,644    2,644     2,644    2,644
   ESOP preferred stock                  27,498   28,137    27,498   28,137
   Adjusted average shares outstanding
     for the period                     360,829  364,059   360,757  363,756

   Fully diluted earnings per share:
     Continuing operations             $   0.94 $   0.81  $   1.69 $   1.46
     Discontinued operations                  -        -         -        -
   Fully diluted earnings per share    $   0.94 $   0.81  $   1.69 $   1.46